Exhibit 99.1

Sanara MedTech Inc. Announces Exclusive Partnership with Pixalere Healthcare Inc. to Advance its Comprehensive Wound and Skin Care Strategy

FORT WORTH, TX / ACCESSWIRE / June 4, 2021 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today that it has closed an exclusive partnership with Pixalere Healthcare Inc. (“Pixalere”).

Ron Nixon, Sanara’s Executive Chairman, stated, “Our goal at Sanara MedTech is to offer comprehensive wound and skin care solutions across all care settings. Our partnership with Pixalere is key to furthering that goal by combining Pixalere’s technology, including decision support, documentation, and wound tracking analytics, with complementary Sanara solutions that offer virtual access to expert wound and skin physicians/clinicians, advanced diagnostics, and wound care product order fulfillment.”

Investment and Partnership Overview

Sanara purchased Class A Preferred Shares of Pixalere convertible into 27.3% of the outstanding equity of Pixalere. Sanara will report its investment in Pixalere using the using the equity method of accounting. Sanara’s 27.3% share of Pixalere’s operations will be included in Sanara’s Statement of Operations as Other income (or expense).

In conjunction with this investment, Sanara has established Pixalere Healthcare USA, LLC (“Pixalere USA”) as a subsidiary of Sanara. Pixalere granted Pixalere USA a royalty-free exclusive license to use the Pixalere software and platform in the United States. In exchange for the exclusive license, Pixalere USA issued a 27.3% equity ownership interest to Pixalere.

Pixalere Overview

Pixalere is a cloud-based wound care software tool that empowers nurses, specialists, and administrators to deliver better care from the patient bedside. Currently, Pixalere serves and supports 8,000+ daily clinical users as they treat 40,000+ patients with wounds annually in Canada and other non-U.S. markets. Pixalere currently provides the following solutions to its customers:

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A collaboration tool for nurses and wound care specialists
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Wound tracking analytics
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Recommended treatment plans/decision support
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Automated referrals.

These capabilities are currently being integrated with Sanara’s WounDerm platform to better serve the U.S. wound care market.

Pixalere/WounDerm Integration

Sanara’s partnership with Pixalere advances the Company’s comprehensive wound and skin care strategy by integrating key solutions that have been developed by WounDerm with Pixalere’s current capabilities. This is expected to allow Sanara’s technology to be paired with a proven scalable model that arms bedside caregivers who do not specialize in wound care with more information and guidance than the current standard of care.

The WounDerm features currently being integrated with Pixalere include:

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The WounDerm mobile app
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Wound care plan algorithms
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Efficient revenue cycle workflows
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Automated and editable progress note development
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Wound assessment forms that interface with corresponding wound assessment data in providers’ electronic health records systems and practice management systems.
The partnership will utilize Pixalere’s experienced IT team to support the maintenance and customization requests that Pixalere USA will require.

Sanara and Pixalere plan to explore the use of the Precision Healing smart pad and imager, Sanara’s proprietary product portfolio, and Sanara’s telehealth services in Pixalere’s current non-U.S. markets which include Canada, South Africa, Australia and New Zealand.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets and distributes wound and skincare products to physicians, hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the strategic partnership with Pixalere and the integration of Pixalere’s technology into Sanara’s product and service offerings, the expansion of the strategic partnership with Pixalere to non-U.S. markets, the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations
713-826-0524
CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.